Exhibit 99.2

American Homes 4 Rent, L.P. and Subsidiaries
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes appearing in Exhibit 99.1 of this Current Report on Form 8-K. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

American Homes 4 Rent, L.P., a Delaware limited partnership, and its consolidated subsidiaries (the "Operating Partnership," the "OP," "we," "our" and "us") is focused on acquiring, renovating, leasing and operating single-family homes as rental properties. We commenced operations in November 2012 to continue the investment activities of American Homes 4 Rent LLC ("AH LLC"), which was founded by our chairman, B. Wayne Hughes, in 2011 to take advantage of the dislocation in the single-family home market. Effective August 31, 2016, AH LLC was liquidated and its ownership interests in the Operating Partnership were distributed to its members. The sole general partner of the Operating Partnership is American Homes 4 Rent ("AH4R," or the "General Partner"), a Maryland real estate investment trust ("REIT") formed on October 19, 2012. The Operating Partnership is the entity through which AH4R conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets. References to “the Company” mean collectively AH4R, the Operating Partnership and those entities/subsidiaries owned or controlled by AH4R and/or the Operating Partnership.

As of December 31, 2016, we owned 48,422 single-family properties in selected sub-markets of metropolitan statistical areas ("MSAs") in 22 states, including 1,119 properties held for sale, of which 981 properties were former American Residential Properties, Inc. ("ARPI") properties, compared to 38,780 single-family properties in 22 states, including 45 properties held for sale, as of December 31, 2015. As of December 31, 2016, we had an additional 47 properties in escrow that we expected to acquire, subject to customary closing conditions, for an aggregate purchase price of approximately $8.9 million. As of December 31, 2016, 44,798, or 94.7%, of our total properties (excluding held for sale properties) were leased, compared to 36,403, or 94.0%, of our total properties (excluding held for sale properties) as of December 31, 2015. As of December 31, 2016, our portfolio of single-family properties was internally managed through our proprietary property management platform.

Our Properties and Key Operating Metrics

The following table provides a summary of our single-family properties as of December 31, 2016:

Market	Number of Single-Family Properties (1)	% of Total Single-Family Properties	Gross Book Value (millions)	% of Gross Book Value Total	Avg. Gross Book Value per Property	Avg. Sq. Ft.	Avg. Property Age (years)	Avg. Year Purchased
Dallas-Fort Worth, TX	4,342	9.2%	$701.4	8.6%	$161,536	2,121	13.2	2014
Atlanta, GA	4,039	8.5%	661.2	8.1%	163,705	2,109	15.8	2014
Houston, TX	3,153	6.7%	512.3	6.3%	162,471	2,114	11.1	2014
Indianapolis, IN	2,901	6.1%	438.1	5.4%	151,021	1,933	14.2	2013
Phoenix, AZ	2,773	5.9%	448.0	5.5%	161,551	1,814	14.2	2014
Charlotte, NC	2,861	6.0%	500.2	6.2%	174,823	2,031	13.5	2014
Nashville, TN	2,428	5.1%	481.2	5.9%	198,175	2,093	12.5	2014
Greater Chicago area, IL and IN	2,048	4.3%	369.2	4.5%	180,263	1,897	15.3	2013
Cincinnati, OH	1,952	4.1%	335.7	4.1%	171,969	1,846	14.7	2013
Raleigh, NC	1,830	3.9%	322.0	4.0%	175,930	1,845	12.2	2014
All Other (2)	18,976	40.2%	3,357.8	41.4%	176,962	1,893	13.8	2014
Total / Average	47,303	100.0%	$8,127.1	100.0%	$171,810	1,960	13.8	2014

(1)	Excludes 1,119 held for sale properties as of December 31, 2016.

(2)	Represents 32 markets in 19 states.

The following table summarizes certain key leasing metrics as of December 31, 2016:

	Total Single-family Properties (1)
Market	Not Rent Ready (2)	Leased Percentage (3)	Occupancy Percentage (3)	Avg. Contractual Monthly Rent Per Property (3)	Avg. Original Lease Term (months) (3)	Avg. Remaining Lease Term (months) (3)
Dallas-Fort Worth, TX	3	95.2%	94.7%	$1,612	12.0	6.3
Atlanta, GA	84	93.9%	93.3%	1,413	12.0	6.1
Houston, TX	1	94.3%	94.1%	1,586	12.7	7.2
Indianapolis, IN	—	96.0%	95.8%	1,320	13.4	6.8
Phoenix, AZ	—	96.6%	96.1%	1,186	12.3	7.0
Charlotte, NC	36	93.6%	92.7%	1,457	12.0	6.4
Nashville, TN	31	93.0%	92.4%	1,607	12.1	6.3
Greater Chicago area, IL and IN	—	96.6%	96.3%	1,740	13.5	6.4
Cincinnati, OH	1	97.4%	97.0%	1,485	13.0	6.2
Raleigh, NC	—	94.4%	94.2%	1,411	12.0	6.2
All Other (4)	156	94.3%	93.7%	1,484	12.2	6.5
Total / Average	312	94.7%	94.2%	$1,482	12.4	6.5

(1)	Leasing information excludes held for sale properties.

(2)	Includes properties under initial renovation and excludes vacant properties available for lease or in the turn process.

(3)	Leased percentage, occupancy percentage, average contractual monthly rent per property, average original lease term and average remaining lease term are reflected as of period end.

(4)	Represents 32 markets in 19 states.

Key Transactions in 2016

Merger with American Residential Properties, Inc.

On February 29, 2016, the Company completed the merger with ARPI (the "ARPI Merger"), in which ARPI merged with and into a wholly owned subsidiary of the Operating Partnership in a stock-for-stock transaction, with our subsidiary continuing as the surviving entity. As a result of the ARPI Merger, each holder of ARPI common stock received 1.135 of the Company's Class A common shares for each share of ARPI common stock and each holder of limited partnership interests in ARPI's operating partnership received 1.135 Class A units of the Operating Partnership. The Company issued 36,546,170 Class A common shares in connection with the ARPI Merger, for which the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. Additionally, the Operating Partnership issued 1,343,843 Class A units to certain former ARPI employees in connection with the ARPI Merger. The total Class A units issued in connection with the ARPI Merger represented 12.7% of the total common units of the Operating Partnership, on a fully diluted basis assuming the conversion of convertible units into common units, as of the acquisition date.

Perpetual Preferred Units

During June 2016, the Company issued 9,200,000 6.35% Series E perpetual preferred shares in an underwritten public offering, raising gross proceeds of $230.0 million before offering costs of $7.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

During May 2016, the Company issued 10,750,000 6.5% Series D perpetual preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $268.8 million before offering costs of $8.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Credit Facilities

During August 2016, the Operating Partnership entered into a $1.0 billion credit agreement that provided for a revolving credit facility in an aggregate principal amount of $650.0 million and a delayed draw term loan facility in an aggregate principal amount of $350.0 million, which was subsequently amended in June 2017. The amendment expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million. The amendment also lowered our cost of borrowing and provides a more flexible borrowing structure.

Factors That Affect Our Results of Operations and Financial Condition

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that impact our results of operations and financial condition include our ability to identify and acquire properties; our pace of property acquisitions; the time and cost required to gain access to the properties and then to renovate and lease a newly acquired property at acceptable rental rates; occupancy levels; rates of tenant turnover; the length of vacancy in properties between tenant leases; our expense ratios; our ability to raise capital; and our capital structure.

Property Acquisitions and Dispositions

Since our formation, we have rapidly but systematically grown our portfolio of single-family homes. Our ability to identify and acquire single-family homes that meet our investment criteria is impacted by home prices in our target markets, the inventory of properties available-for-sale through our acquisition channels, competition for our target assets and our available capital. Our level of acquisition activity has fluctuated based on the number of suitable investments and the level of capital available to invest. During the year ended December 31, 2016, our total portfolio increased by 9,642 homes, including 8,936 homes acquired after completing the ARPI Merger, 859 homes acquired through trustee acquisitions, 346 homes acquired through broker acquisitions, 223 homes acquired through bulk acquisitions and net of 722 homes sold or rescinded, of which 418 properties were former ARPI properties. During the fourth quarter of 2016, our total portfolio increased by 269 homes, including 189 homes acquired through broker acquisitions, 158 homes acquired through trustee acquisitions, 51 homes acquired through bulk acquisitions and net of 129 homes sold or rescinded, of which 78 properties were former ARPI properties. Rescinded properties represent properties for which the sale has been unwound, as in certain jurisdictions, our purchases of single-family properties at foreclosure and judicial auctions are subject to the right of rescission, which is generally caused by the borrower filing for bankruptcy. Additionally, from January 1, 2017, through August 31, 2017, the Company took our initial delivery of 13 homes developed through our internal construction program.

Prior to December 10, 2014, the Operating Partnership paid an acquisition and renovation fee equal to 5% of all costs and expenses we incurred in connection with the initial acquisition, repair and renovation of single-family properties for its services in identifying, evaluating, acquiring and overseeing the renovation of the properties. On December 10, 2014, AH LLC ceased providing acquisition and renovation services for us, we stopped paying AH LLC an acquisition and renovation fee and the Company hired all of AH LLC's acquisition and renovation personnel necessary for our operations. No termination or other fee was paid to AH LLC in connection with the termination of AH LLC providing such services. As a result of the internalization of AH LLC's acquisition and renovation personnel, a larger proportion of the internalized cost structure is expensed in accordance with U.S. generally accepted accounting principles ("GAAP"), compared to the 5% acquisition and renovation fee previously paid to AH LLC, which was primarily capitalized related to asset acquisitions in accordance with GAAP and included in the cost basis of the Company's single-family properties.

Property Operations

The acquisition of properties involves expenditures in addition to payment of the purchase price, including property inspections, closing costs, liens, title insurance, transfer taxes, recording fees, broker commissions, property taxes and homeowner association (“HOA”) fees, when applicable. In addition, we typically incur costs between $10,000 and $25,000 to renovate a home to prepare it for rental. Renovation work varies, but may include paint, flooring, carpeting, cabinetry, appliances, plumbing hardware and other items required to prepare the home for rental. The time and cost involved in initially accessing our homes to prepare them for rental can impact our financial performance and varies among properties based on several factors, including the source of acquisition channel, whether the property is located in a judicial or non-judicial foreclosure state, if applicable, and whether or not the home is occupied at the time of acquisition. This process of finalizing the acquisition and gaining initial access to the home can range from immediate access to multiple months and, on average, takes approximately 20 to 30 days. Additionally, after gaining access to the home, the time to renovate a property can vary significantly among properties and is most impacted by the age and condition of the property. On average, it takes approximately 50 to 70 days to complete the renovation process after gaining initial access to the home. Our operating results are also impacted by the amount of time it takes to market and lease a property, which can vary greatly among properties, and is impacted by local demand, our marketing techniques and the size of our available inventory. On average, it takes approximately 20 to 40 days to lease a property after completing the renovation process. Lastly, our operating results are impacted by the length of stay of our tenants and the amount of time it takes to prepare and re-lease a property after a tenant vacates. This process, which we refer to as "turnover," is impacted by numerous factors, including the condition of the home upon move-out of the previous tenant, and by local demand, our marketing techniques and the size of our available inventory at the time of the turnover. On average, it takes approximately 45 to 55 days to complete the turnover process.

Revenue

Our revenue is derived primarily from rents collected under lease agreements with tenants for our single-family properties. These include short-term leases that we enter into directly with our tenants, which typically have a term of one year. Our rental rates and occupancy levels are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality and tenant defaults, and the amount of time it takes to renovate and re-lease properties when tenants vacate. Additionally, our ability to collect revenues and related operating results are impacted by the credit worthiness and quality of our tenants. On average, our tenants have household incomes ranging from $70,000 to $100,000 and primarily consist of families with approximately two adults and one or more children.

In addition to rental revenues, we receive fees and other reimbursements, referred to as "tenant charge-backs," from our tenants, which are primarily designed to recover costs for certain items, such as utilities, damages and maintenance. In accordance with GAAP, these fees and tenant charge-backs are presented gross in the consolidated statements of operations.

As our total portfolio occupancy is now essentially stabilized, our ability to maintain and grow revenues will be dependent on our ability to retain tenants and increase rental rates. We believe that our platform will allow us to achieve strong tenant retention and rental rate increases. The average increase in rent for renewals was 3.7% and 3.2%, respectively, and the average increase in rent for re-leases was 5.1% and 3.5%, respectively, for the years ended December 31, 2016 and 2015. Based on our Same-Home population of properties, we experienced retention rates of 67.5% and 68.5%, respectively, for the years ended December 31, 2016 and 2015.

Expenses

We monitor the following categories of expenses that we believe most significantly affect our results of operations.

Property Operating Expenses

Once a property is available for lease, which we refer to as "rent-ready," we incur ongoing property-related expenses, primarily HOA fees (when applicable); property taxes; insurance; marketing expenses; repairs and maintenance; and turnover costs, which may not be subject to our control.

Property Management Expenses

As we internally manage our portfolio of single-family properties through our proprietary property management platform, we incur costs such as salary expenses for property management personnel, lease expenses and operating costs for property management offices and technology expenses for maintaining the property management platform. As part of developing our property management platform, we have made significant investments in our infrastructure, systems and technology. We believe that these investments will enable our property management platform to become more efficient over time, especially as our portfolio grows in size. Also included in property management expenses is noncash share-based compensation expense related to centralized and field property management employees.

Seasonality

We believe that our business and related operating results will be impacted by seasonal factors throughout the year. In particular, we have experienced higher levels of tenant move-outs and move-ins during the late spring and summer months, which impacts both our rental revenues and related turnover costs. Further, our property operating costs are seasonally impacted in certain markets for expenses such as HVAC repairs, turn costs and landscaping expenses during the summer season.

General and Administrative Expense

General and administrative expense primarily consists of corporate payroll and personnel costs, trustees’ and officers’ insurance expenses, audit and tax fees, state taxes, trustee fees and other expenses associated with our corporate and administrative functions. Also included in general and administrative expense is noncash share-based compensation expense related to corporate administrative employees.

Results of Operations

Net loss attributable to common unitholders was $40.0 million, or $0.14 per basic and diluted unit, for the year ended December 31, 2016, compared to a net loss attributable to common unitholders of $90.3 million, or $0.40 per basic and diluted unit, for the year ended December 31, 2015. This improvement was primarily attributable to higher revenues, a net gain on the sale of single-family properties and a gain on the conversion of Series E convertible units into Series D convertible units, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count, a rise in interest expense due to higher outstanding borrowings and a loss on the early extinguishment of debt. Net loss attributable to common unitholders was $90.3 million, or $0.40 per basic and diluted unit, for the year ended December 31, 2015, compared to a net loss attributable to common unitholders of $71.6 million, or $0.34 per basic and diluted unit, for the year ended December 31, 2014. This decrease was primarily attributable to increases in property operating and depreciation expenses resulting from growth in our property count and a rise in interest expense due to higher outstanding borrowings, partially offset by higher revenues.

As we continue to grow our portfolio with a portion of our homes still recently acquired and / or renovated, we distinguish our portfolio of homes between Same-Home properties, Non-Same-Home and Other properties and Former ARPI properties in evaluating our operating performance. We classify a property as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison and if it has not been classified as held for sale or taken out of service as a result of a casualty loss, which allows the performance of these properties to be compared between periods. Single-family properties that we acquire individually (i.e., not through a bulk purchase) are classified as either stabilized or non-stabilized. A property is classified as stabilized once it has been renovated or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are considered stabilized, as an entire group, provided (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. We classify a property as Former ARPI if it was acquired through the ARPI Merger and is not classified as held for sale as of the end of the current period. All other properties, including those classified as held for sale, are classified as Non-Same-Home and Other.

One of the primary financial measures we use in evaluating the operating performance of our single-family properties is Core Net Operating Income (“Core NOI”), which we also present separately for our Same-Home portfolio. Core NOI is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense.

Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and participating preferred units derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sale of single-family properties and other, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We consider Core NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).

Comparison of the Year Ended December 31, 2016, to the Year Ended December 31, 2015

The following table presents a summary of Core NOI for our Same-Home properties, Non-Same-Home and Other properties, Former ARPI properties and total properties for the years ended December 31, 2016 and 2015 (in thousands):

	For the Year Ended December 31, 2016
	Same-Home Properties (1)	% of Revenue	Non-Same- Home and Other Properties	% of Revenue	Former ARPI Properties (4)	% of Revenue	Total Portfolio	% of Revenue
Rents from single-family properties	$424,547		$234,304		$98,752		$757,603
Fees from single-family properties	5,398		3,607		1,229		10,234
Bad debt expense	(3,585)		(2,528)		(856)		(6,969)
Core revenues	426,360		235,383		99,125		760,868

Property tax expense	77,825	18.3%	41,430	17.6%	17,620	17.8%	136,875	18.0%
HOA fees, net (2)	8,160	1.9%	4,678	2.0%	2,379	2.4%	15,217	2.0%
R&M and turnover costs, net (2)	34,033	7.9%	17,203	7.3%	8,357	8.4%	59,593	7.8%
Insurance	4,569	1.1%	2,998	1.3%	1,244	1.3%	8,811	1.2%
Property management expenses, net (3)	35,726	8.4%	19,795	8.4%	8,234	8.3%	63,755	8.4%
Core property operating expenses	160,313	37.6%	86,104	36.6%	37,834	38.2%	284,251	37.4%

Core Net Operating Income	$266,047	62.4%	$149,279	63.4%	$61,291	61.8%	$476,617	62.6%

	For the Year Ended December 31, 2015
	Same-Home Properties (1)	% of Revenue	Non-Same- Home and Other Properties	% of Revenue	Former ARPI Properties	% of Revenue	Total Portfolio	% of Revenue
Rents from single-family properties	$403,252		$156,467		$—		$559,719
Fees from single-family properties	4,909		2,737		—		7,646
Bad debt expense	(4,333)		(1,644)		—		(5,977)
Core revenues	403,828		157,560		—		561,388

Property tax expense	72,496	18.0%	28,996	18.4%	—	—%	101,492	18.1%
HOA fees, net (2)	8,354	2.1%	3,644	2.3%	—	—%	11,998	2.1%
R&M and turnover costs, net (2)	37,663	9.3%	11,054	7.1%	—	—%	48,717	8.7%
Insurance	5,344	1.3%	2,395	1.5%	—	—%	7,739	1.4%
Property management expenses, net (3)	34,843	8.6%	13,595	8.6%	—	—%	48,438	8.6%
Core property operating expenses	158,700	39.3%	59,684	37.9%	—	—%	218,384	38.9%

Core Net Operating Income	$245,128	60.7%	$97,876	62.1%	$—	—%	$343,004	61.1%

(1)	Includes 25,270 properties that have been stabilized longer than 90 days prior to January 1, 2015.

(2)	Presented net of tenant charge-backs. In-house maintenance costs are included in R&M and turnover costs, net.

(3)	Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.

(4)	Former ARPI properties includes the operating activity of properties acquired through the ARPI Merger from the acquisition date of February 29, 2016, through December 31, 2016.

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the years ended December 31, 2016 and 2015 (in thousands):

	For the Years Ended December 31,
	2016	2015
Core revenues
Total revenues	$878,889	$630,576
Tenant charge-backs	(95,254)	(56,546)
Bad debt expense	(6,969)	(5,977)
Other revenues	(15,798)	(6,665)
Core revenues	$760,868	$561,388

Core property operating expenses
Property operating expenses	$317,310	$232,976
Property operating expenses for vacant single-family properties (1)	—	(11,248)
Property management expenses	70,724	60,343
Noncash share-based compensation - property management	(1,560)	(1,164)
Expenses reimbursed by tenant charge-backs	(95,254)	(56,546)
Bad debt expense	(6,969)	(5,977)
Core property operating expenses	$284,251	$218,384

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net loss attributable to common unitholders	$(39,959)	$(90,279)
Income allocated to Series C and D limited partners	10,730	20,212
Preferred distributions	40,237	22,276
Noncontrolling interest	(562)	(157)
Net income (loss)	10,446	(47,948)
Remeasurement of participating preferred units	7,020	4,830
Remeasurement of Series E units	—	(2,100)
Gain on conversion of Series E units	(11,463)	—
Loss on early extinguishment of debt	13,408	—
Gain on sale of single-family properties and other, net	(14,569)	—
Depreciation and amortization	298,677	242,848
Acquisition fees and costs expensed	11,443	19,577
Noncash share-based compensation - property management	1,560	1,164
Interest expense	130,847	89,413
General and administrative expense	33,068	26,867
Property operating expenses for vacant single-family properties (1)	—	11,248
Other expenses	11,978	3,770
Other revenues	(15,798)	(6,665)
Tenant charge-backs	95,254	56,546
Expenses reimbursed by tenant charge-backs	(95,254)	(56,546)
Bad debt expense excluded from operating expenses	6,969	5,977
Bad debt expense included in revenues	(6,969)	(5,977)
Core net operating income	$476,617	$343,004
Less: Non-Same-Home Core Net Operating Income	210,570	97,876
Same-Home Core Net Operating Income	266,047	245,128
Less: Same-Home capital expenditures	17,347	22,756
Same-Home Core Net Operating Income After Capital Expenditures	$248,700	$222,372

(1)
Beginning January 1, 2016, property operating expenses for vacant single-family properties have been included in property operating expenses and other expenses have been included in other expenses in the consolidated statements of operations.

Core Revenues

Same-Home Properties

Core property revenues from Same-Home properties for the year ended December 31, 2016, increased $22.6 million, or 5.6%, to $426.4 million from $403.8 million for the year ended December 31, 2015. This rise was primarily attributable to higher average monthly rental rates, which increased to $1,502 per month as of December 31, 2016, compared to $1,448 per month as of December 31, 2015, and to higher average occupancy levels, which increased to 95.1% for the year ended December 31, 2016, from 94.0% for the same period in 2015.

Non-Same Home and Other Properties

Core property revenues from Non-Same-Home and Other properties were $235.4 million and $157.6 million for the years ended December 31, 2016 and 2015, respectively. This increase was primarily attributable to growth in our average number of leased Non-Same-Home and Other properties, which rose to 12,976 leased properties for the year ended December 31, 2016, from 7,666 leased properties for the same period in 2015.

Core Property Operating Expenses

Core property operating expenses consist of direct property operating expenses, net of tenant charge-backs, and property management costs.

Same-Home Properties

Core property operating expenses from Same-Home properties for the year ended December 31, 2016, increased $1.6 million, or 1.0%, to $160.3 million from $158.7 million for the year ended December 31, 2015. Same-Home core property operating expenses as a percentage of total Same-Home core revenues decreased to 37.6% for the year ended December 31, 2016, from 39.3% for the year ended December 31, 2015. This decrease was primarily attributable to lower maintenance and turnover costs, net of tenant charge-backs, as well as to higher core revenues from Same-Home properties, partially offset by higher property taxes.

Non-Same-Home and Other Properties

Core property operating expenses from Non-Same-Home and Other properties were $86.1 million and $59.7 million for the years ended December 31, 2016 and 2015, respectively. This increase was primarily attributable to growth in our average number of Non-Same-Home and Other properties, which rose to 13,888 properties for the year ended December 31, 2016, from 11,858 properties for the same period in 2015. Non-Same-Home and Other core property operating expenses as a percentage of total Non-Same-Home and other core revenues decreased to 36.6% for the year ended December 31, 2016, from 37.9% for the year ended December 31, 2015. This decrease was primarily attributable to higher core revenues from Non-Same-Home and Other properties.

General and Administrative Expense

General and administrative expense, which primarily consists of corporate payroll and personnel costs, trustees’ and officers’ insurance expense, audit and tax fees, state taxes, trustee fees and other expenses associated with our corporate and administrative functions, was $33.1 million for the year ended December 31, 2016, compared to $26.9 million for the same period in 2015. This rise was primarily related to increases in state taxes and software costs, as well as to the growth in our portfolio. Also included in general and administrative expense was $2.1 million and $1.9 million of noncash share-based compensation expense related to corporate administrative employees for the years ended December 31, 2016 and 2015, respectively.

Interest Expense

Interest expense was $130.8 million and $89.4 million for the years ended December 31, 2016 and 2015, respectively. This increase was primarily due to a rise in average aggregate net borrowings throughout the year, which totaled $2.9 billion at December 31, 2016, from $2.5 billion at December 31, 2015.

Acquisition Fees and Costs Expensed

All costs of our internal acquisition function are expensed in accordance with GAAP. For the year ended December 31, 2016, acquisition fees and costs expensed totaled $11.4 million, including $5.8 million of transaction costs related to the ARPI Merger and $5.6 million of other acquisition fees and costs expensed. For the year ended December 31, 2015, acquisition fees and costs expensed totaled $19.6 million, including $17.0 million of costs associated with purchases of single-family properties and $2.6 million of transaction costs related to the ARPI Merger, portfolio and bulk transactions.

Depreciation and Amortization

Depreciation and amortization expense consists primarily of depreciation of buildings and improvements. Depreciation of our assets is calculated over their useful lives on a straight-line basis over 3 to 30 years. Our intangible assets are amortized on a straight-line basis over the asset’s estimated economic useful life. Depreciation and amortization expense was $298.7 million and $242.8 million for the years ended December 31, 2016 and 2015, respectively. This increase was attributable to growth in our average number of depreciable properties.

Other Revenues

Other revenues totaled $15.8 million for the year ended December 31, 2016, which included $12.4 million of income and gain related to the liquidation of residential mortgage assets, $2.5 million of other income and $0.9 million of equity in income from unconsolidated joint ventures. Other revenues totaled $6.7 million for the year ended December 31, 2015, which included $5.3 million of income and gain related to residential mortgage assets and $2.0 million of other income, partially offset by $0.6 million of equity in loss from unconsolidated joint ventures.

Other Expenses

Other expenses totaled $12.0 million for the year ended December 31, 2016, which included $6.7 million of expenses related to the liquidation of residential mortgage assets, $5.0 million related to impairments on properties held for sale and $0.3 million of other expenses. Other expenses totaled $3.8 million for the year ended December 31, 2015, which included $2.5 million of expenses primarily related to residential mortgage assets and $1.3 million related to impairments on properties held for sale.

Comparison of the Year Ended December 31, 2015, to the Year Ended December 31, 2014

The following table presents a summary of Core NOI for our Same-Home properties, Non-Same-Home properties and total properties for the years ended December 31, 2015 and 2014 (in thousands):

	For the Year Ended December 31, 2015
	Same-Home Properties (1)	% of Revenue	Non-Same- Home Properties	% of Revenue	Total Portfolio	% of Revenue
Rents from single-family properties	$214,177		$345,542		$559,719
Fees from single-family properties	2,809		4,837		7,646
Bad debt expense	(2,159)		(3,818)		(5,977)
Core revenues	214,827		346,561		561,388

Property tax expense	37,050	17.2%	64,442	18.6%	101,492	18.1%
HOA fees, net (2)	5,017	2.3%	6,981	2.0%	11,998	2.1%
R&M and turnover costs, net (2)	21,068	9.9%	27,649	8.0%	48,717	8.7%
Insurance	3,163	1.5%	4,576	1.3%	7,739	1.4%
Property management expenses, net (3)	18,536	8.6%	29,902	8.6%	48,438	8.6%
Core property operating expenses	84,834	39.5%	133,550	38.5%	218,384	38.9%

Core Net Operating Income	$129,993	60.5%	$213,011	61.5%	$343,004	61.1%

	For the Year Ended December 31, 2014
	Same-Home Properties (1)	% of Revenue	Non-Same- Home Properties	% of Revenue	Total Portfolio	% of Revenue
Rents from single-family properties	$205,350		$171,035		$376,385
Fees from single-family properties	1,672		4,296		5,968
Bad debt expense	(3,406)		(2,285)		(5,691)
Core revenues	203,616		173,046		376,662

Property tax expense	36,084	17.7%	27,168	15.7%	63,252	16.8%
HOA fees, net (2)	4,682	2.3%	3,147	1.8%	7,829	2.1%
R&M and turnover costs, net (2)	21,025	10.3%	13,963	8.0%	34,988	9.3%
Insurance	3,855	1.9%	3,067	1.8%	6,922	1.8%
Property management expenses, net (3)	18,248	9.0%	13,613	7.9%	31,861	8.5%
Core property operating expenses	83,894	41.2%	60,958	35.2%	144,852	38.5%

Core Net Operating Income	$119,722	58.8%	$112,088	64.8%	$231,810	61.5%

(1)	Includes 13,436 properties that have been stabilized longer than 90 days prior to January 1, 2014.

(2)	Presented net of tenant charge-backs.

(3)	Presented net of tenant charge-backs and excludes noncash share-based compensation expense related to centralized and field property management employees.

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the years ended December 31, 2015 and 2014 (in thousands):

	For the Years Ended December 31,
	2015	2014
Core revenues
Total revenues	$630,576	$398,874
Tenant charge-backs	(56,546)	(14,931)
Bad debt expense	(5,977)	(5,691)
Other revenues	(6,665)	(1,590)
Core revenues	$561,388	$376,662

Core property operating expenses
Property operating expenses	$232,976	$140,640
Property operating expenses for vacant single-family properties (1)	(11,248)	(19,340)
Property management expenses	60,343	45,144
Noncash share-based compensation - property management	(1,164)	(970)
Expenses reimbursed by tenant charge-backs	(56,546)	(14,931)
Bad debt expense	(5,977)	(5,691)
Core property operating expenses	$218,384	$144,852

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net loss attributable to common unitholders	$(90,279)	$(71,612)
Income allocated to Series C and D limited partners	20,212	19,855
Preferred distributions	22,276	18,928
Noncontrolling interest	(157)	(263)
Net income (loss)	(47,948)	(33,092)
Remeasurement of participating preferred units	4,830	6,158
Remeasurement of Series E units	(2,100)	5,119
Depreciation and amortization	242,848	165,516
Acquisition fees and costs expensed	19,577	22,386
Noncash share-based compensation - property management	1,164	970
Interest expense	89,413	19,881
General and administrative expense	26,867	23,563
Property operating expenses for vacant single-family properties (1)	11,248	19,340
Other expenses	3,770	3,559
Other revenues	(6,665)	(1,590)
Tenant charge-backs	56,546	14,931
Expenses reimbursed by tenant charge-backs	(56,546)	(14,931)
Bad debt expense excluded from operating expenses	5,977	5,691
Bad debt expense included in revenues	(5,977)	(5,691)
Core net operating income	$343,004	$231,810
Less: Non-Same-Home Core Net Operating Income	213,011	112,088
Same-Home Core Net Operating Income	129,993	119,722
Less: Same-Home capital expenditures	13,097	14,014
Same-Home Core Net Operating Income After Capital Expenditures	$116,896	$105,708

(1)
Beginning January 1, 2016, property operating expenses for vacant single-family properties have been included in property operating expenses and other expenses have been included in other expenses in the consolidated statements of operations.

Core Revenues

Same-Home Properties

Core property revenues from Same-Home properties for the year ended December 31, 2015, increased $11.2 million, or 5.5%, to $214.8 million from $203.6 million for the year ended December 31, 2014. This rise was primarily attributable to higher average monthly rental rates, which increased to $1,442 per month as of December 31, 2015, compared to $1,407 per month as of December 31, 2014, and to higher average occupancy levels, which increased to 93.7% for the year ended December 31, 2015, from 92.7% for the same period in 2014.

Non-Same Home Properties

Core property revenues from Non-Same-Home properties were $346.6 million and $173.0 million for the years ended December 31, 2015 and 2014, respectively. This increase was primarily attributable to growth in our average number of leased Non-Same-Home properties, which rose to 20,514 leased properties for the year ended December 31, 2015, from 10,568 leased properties for the same period in 2014.

Core Property Operating Expenses

Core property operating expenses consist of direct property operating expenses, net of tenant charge-backs, and property management costs.

Same-Home Properties

Core property operating expenses from Same-Home properties for the year ended December 31, 2015, increased $0.9 million, or 1.1%, to $84.8 million from $83.9 million for the year ended December 31, 2014. Same-Home core property operating expenses as a percentage of total Same-Home core revenues decreased to 39.5% for the year ended December 31, 2015, from 41.2% for the year ended December 31, 2014. This decrease was primarily attributable to lower maintenance and turnover costs, net of tenant charge-backs and a reduction in insurance expenses, as a percentage of core revenues.

Non-Same-Home Properties

Core property operating expenses from Non-Same-Home properties were $133.6 million and $61.0 million for the years ended December 31, 2015 and 2014, respectively. This increase was primarily attributable to growth in our average number of Non-Same-Home properties, which rose to 21,891 properties for the year ended December 31, 2015, from 11,120 properties for the same period in 2014.

General and Administrative Expense

General and administrative expense, which primarily consists of payroll and personnel costs, trustees’ and officers’ insurance expense, audit and tax fees, state taxes, trustee fees and other expenses associated with our corporate and administrative functions, was $26.9 million for the year ended December 31, 2015, compared to $23.6 million for the same period in 2014. This rise was primarily related to increases in personnel expenses and software licensing costs. Also included in general and administrative expense was $1.9 million and $1.6 million of noncash share-based compensation expense related to corporate administrative employees for the years ended December 31, 2015 and 2014, respectively.

Interest Expense

Interest expense was $89.4 million and $19.9 million for the years ended December 31, 2015 and 2014, respectively. This increase was primarily due to a rise in average aggregate net borrowings throughout the year, which totaled $2.5 billion at December 31, 2015, from $1.7 billion at December 31, 2014.

Acquisition Fees and Costs Expensed

All costs of our internal acquisition function are expensed in accordance with GAAP. For the year ended December 31, 2015, acquisition fees and costs expensed totaled $19.6 million, including $17.0 million of costs associated with purchases of single-family properties and $2.6 million of transaction costs related to the ARPI Merger, portfolio and bulk transactions. For the year ended December 31, 2014, acquisition fees and costs expensed totaled $22.4 million, including $22.1 million of acquisition fees and related costs associated with single-family properties acquired with in-place leases, as well as the acquisition of Beazer Pre-Owned Rental

Homes, Inc. ("Beazer Rental Homes") and the acquisition of a 100% ownership interest in a portfolio of 914 homes (the "Ellington Portfolio Acquisition"), and $0.3 million of transaction costs incurred in pursuing unsuccessful single-family property acquisitions.

Depreciation and Amortization

Depreciation and amortization expense consists primarily of depreciation of buildings and improvements. Depreciation of our assets is calculated over their useful lives on a straight-line basis over 3 to 30 years. Our intangible assets are amortized on a straight-line basis over the asset's estimated economic useful life. Depreciation and amortization expense was $242.8 million and $165.5 million for the years ended December 31, 2015 and 2014, respectively. This increase was attributable to growth in our average number of depreciable properties.

Liquidity and Capital Resources

Our liquidity and capital resources as of December 31, 2016, included cash and cash equivalents of $118.8 million. Additionally, as of December 31, 2016, there were no outstanding borrowings under our revolving credit facility and $325.0 million was outstanding under our term loan facility. As of September 18, 2017, the Operating Partnership had no outstanding borrowings under our revolving credit facility, which provides for maximum borrowings of up to $800.0 million, and had $200.0 million outstanding under our term loan facility, which provides for maximum borrowings of up to $200.0 million.

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations, make distributions to our unitholders and meet other general requirements of our business. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Our liquidity requirements consist primarily of funds necessary to pay for the acquisition, renovation and maintenance of our properties, HOA fees (as applicable), real estate taxes, non-recurring capital expenditures, interest and principal payments on our indebtedness, general and administrative expenses, payment of quarterly dividends on the Company's preferred shares, and payment of distributions to our common unitholders.

We seek to satisfy our liquidity needs through cash provided by operations, long-term secured and unsecured borrowings, issuances of debt and OP units, asset-backed securitizations, property dispositions and joint venture transactions. We have financed our operations and acquisitions to date through the issuance of OP units, borrowings under our credit facilities and asset-backed securitizations. Going forward, we expect to meet our operating liquidity requirements generally through cash on hand and cash provided by operations. We believe our rental income, net of operating expenses and recurring capital expenditures, will generally provide cash flow sufficient to fund our operations and dividend distributions. However, our real estate assets are illiquid in nature. A timely liquidation of assets might not be a viable source of short-term liquidity should a cash flow shortfall arise, and we may need to source liquidity from other financing alternatives.

Cash Flows

The following table summarizes the Operating Partnership's cash flows for the years ended December 31, 2016, 2015 and 2014:

	For the Years Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$278,867	$212,307	$149,838
Net cash used for investing activities	(522,398)	(861,800)	(1,864,951)
Net cash provided by financing activities	324,804	632,476	1,725,679
Net increase (decrease) in cash, cash equivalents and restricted cash	$81,273	$(17,017)	$10,566

Our cash flows provided by operating activities depend on numerous factors, including the occupancy level of our properties, the rental rates achieved on our leases, the collection of rent from our tenants and the level of property operating expenses, property management operating expenses and general and administrative expenses.

During 2016, net cash provided by operating activities was $278.9 million, which included cash from operations of $325.2 million, partially offset by outflows of $46.3 million from other changes in operating assets and liabilities. Net cash used for investing activities was $522.4 million, which primarily consisted of cash outflows of $350.0 million related to the payoff of the credit facility in connection with the ARPI Merger, $253.2 million related to the acquisition of properties, $39.9 million of renovation costs to prepare our properties for rental, $27.8 million of other capital expenditures for single-family properties and $27.1 million for the purchase of commercial real estate, partially offset by cash inflows of $88.6 million of net proceeds received from the sales of single-family properties and $47.2 million of net proceeds received from the sales of non-performing loans. Renovation costs typically include paint, flooring, appliances, landscaping and other improvements. Net cash provided by financing activities was $324.8 million, which primarily consisted of cash inflows including $482.8 million of net proceeds from the issuance of perpetual preferred units, $325.0 million of net borrowings against our revolving credit facilities and term loan facility and $102.6 million in net proceeds from issuances of Class A common units under our "at the market" program, partially offset by cash outflows of $381.1 million for payments on our asset-backed securitizations and $96.1 million for repurchases of our Class A common units. Net increase in cash, cash equivalents and restricted cash during 2016 was $81.3 million.

During 2015, net cash provided by operating activities was $212.3 million, which included cash from operations of $215.6 million, partially offset by outflows of $3.3 million from other changes in operating assets and liabilities. Net cash used for investing activities was $861.8 million, which primarily consisted of cash outflows of $610.1 million related to the acquisition of properties and $147.6 million of renovation costs to prepare our properties for rental. Net cash provided by financing activities was $632.5 million, which primarily consisted of cash inflows of $1.0 billion in proceeds from our securitization transactions, partially offset by net repayments of borrowings under our credit facility of $207.0 million and $57.4 million of Class A common unit repurchases. Net decrease in cash, cash equivalents and restricted cash during 2015 was $17.0 million.

During 2014, net cash provided by operating activities was $149.8 million, which included cash from operations of $153.9 million, partially offset by outflows of $4.1 million from other changes in operating assets and liabilities. Net cash used for investing activities was $1.9 billion, which primarily consisted of cash outflows of $1.6 billion related to the acquisition of properties, including portfolio acquisitions, and $185.4 million of renovation costs to prepare our properties for rental. Net cash provided by financing activities was $1.7 billion, which primarily consisted of cash inflows of $1.5 billion in proceeds from our securitization transactions, partially offset by net repayments of borrowings under our credit facility of $168.0 million. Net increase in cash, cash equivalents and restricted cash during 2014 was $10.6 million.

Unit Issuances

During June 2016, the Company issued 9,200,000 6.35% Series E perpetual preferred shares in an underwritten public offering, raising gross proceeds of $230.0 million before offering costs of $7.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

During May 2016, the Company issued 10,750,000 6.5% Series D perpetual preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $268.8 million before offering costs of $8.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

During February 2016, the Company issued 36,546,170 Class A common shares, $0.01 par value per share, in connection with the ARPI Merger, and the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. In February 2016, the Operating Partnership also issued an additional 1,343,843 Class A units to certain former ARPI employees in connection with the ARPI Merger.

During August 2014, the Company issued 17,782,861 Class A common shares, $0.01 par value per share, in an underwritten public offering and concurrent private placement, which raised gross proceeds of $313.3 million before offering costs of $4.9 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

During July 2014, the Company issued 8,158,001 Class A common shares, $0.01 par value per share, in connection with the acquisition of Beazer Rental Homes, and the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration.

During May 2014, the Company issued 7,600,000 5.5% Series C participating preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $190.0 million before offering costs of $9.7 million, with the Operating Partnership issuing an equivalent number of the same class of participating preferred units to AH4R in exchange for the net proceeds from the share issuance.

"At the Market" Common Share Offering Program

During November 2016, the Company established an “at the market” common share offering program under which it may issue Class A common shares from time to time through various sales agents up to an aggregate of $400.0 million. During the year ended December 31, 2016, the Company issued and sold 4.9 million Class A common shares for gross proceeds of $104.0 million, or $21.13 per share, and net proceeds of $102.8 million, after commissions and other expenses of approximately $1.2 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. As of December 31, 2016, $296.0 million remained available for future share issuances under the program. In August 2017, the program was replaced with a new "at the market" common share offering program with a $500.0 million capacity.

Share Repurchase Program

On September 21, 2015, the Company announced that its board of trustees approved a share repurchase program authorizing the Company to repurchase up to $300.0 million of its outstanding Class A common shares from time to time in the open market or in privately negotiated transactions. The program does not have an expiration date, but may be suspended or discontinued at any time without notice. The Operating Partnership funds the repurchases and constructively retires an equivalent number of corresponding Class A units. During the year ended December 31, 2016, the Company repurchased and retired 6.2 million Class A common shares in accordance with the program at a weighted-average price of $15.44 per share and a total price of $96.0 million. During the year ended December 31, 2015, the Company repurchased and retired 3.6 million Class A common shares in accordance with the program at a weighted-average price of $15.76 per share and a total price of $57.3 million. As of December 31, 2016, the Company had a remaining repurchase authorization of $146.7 million under the program.

Distributions

To qualify as a REIT, the Company is required to distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that it annually distribute less than 100% of its net taxable income. The Operating Partnership funds the payment of distributions. The Operating Partnership intends to pay quarterly dividends to its unitholders, including AH4R, which in the aggregate are approximately equal to or exceed the Company's net taxable income in the relevant year. During the year ended December 31, 2016, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.25 per unit on the 5.0% Series B participating preferred units, $1.38 per unit on the 5.5% Series C participating preferred units, $0.98 per unit on the 6.5% Series D perpetual preferred units, $0.80 per unit on the 6.35% Series E perpetual preferred units, $0.07 per unit on the Series C convertible units (prior to their conversion to Class A units on February 28, 2016) and $0.11 per unit on the Series D convertible units (prior to their conversion to Class A units on September 30, 2016). During the year ended December 31, 2015, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.25 per unit on the 5.0% Series B participating preferred units, $1.38 per unit on the 5.5% Series C participating preferred units and $0.60 per unit on the Series C convertible units. During the year ended December 31, 2014, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.29 per unit on the 5.0% Series B participating preferred units, $0.91 per unit on the 5.5% Series C participating preferred units and $0.60 per unit on the Series C convertible units.

Credit Facilities

In March 2013, the Operating Partnership entered into a $500.0 million senior secured revolving credit facility with a financial institution, which was subsequently amended in September 2013 to, among other things, expand our borrowing capacity to $800.0 million and extend the repayment period to September 30, 2018. All borrowings under the credit facility accrued interest at 1-month LIBOR plus 2.75% until March 2017, and thereafter at 1-month LIBOR plus 3.125%. The credit facility was secured by the Operating Partnership’s membership interests in entities that own certain of our single-family properties and required that we maintain certain financial covenants. In July 2016, the Operating Partnership paid off the $142.0 million of borrowings that had been outstanding on the credit facility, using proceeds from our Series E perpetual preferred unit issuances, and terminated the credit facility in August 2016. The termination of the credit facility resulted in $2.7 million of charges related to deferred financing cost write-offs, that were included in loss on early extinguishment of debt within the consolidated statements of operations.

In August 2016, the Operating Partnership entered into a $1.0 billion credit agreement that provided for a revolving credit facility in an aggregate principal amount of $650.0 million and a delayed draw term loan facility in an aggregate principal amount of $350.0 million. As of December 31, 2016, the interest rate on the revolving credit facility was, at the Operating Partnership’s election, a LIBOR rate plus a margin ranging from 1.75% to 2.30% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.75% to 1.30%. Loans under the term loan facility accrued interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 1.70% to 2.30% or a base rate plus a margin ranging from 0.70% to 1.30%. In each case, the actual margin was determined according to a ratio of the Operating Partnership’s total indebtedness to total asset value in effect from time to time. Based on current credit metrics for LIBOR based borrowings as of December 31, 2016, the revolving credit facility accrued interest at 1-month LIBOR plus 1.85%, and the term loan facility accrued interest at 1-month LIBOR plus 1.80%. The credit agreement requires that we maintain certain financial covenants. As of December 31, 2016, the Operating Partnership had no outstanding borrowings against the revolving credit facility, $325.0 million of outstanding borrowings against the term loan facility and was in compliance with all loan covenants.

In June 2017, the Operating Partnership amended the credit agreement, which expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million, lowered our cost of borrowing and provided a more flexible borrowing structure. The interest rate on the amended revolving credit facility is, at the Operating Partnership's election, a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. Borrowings under the term loan facility accrue interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate plus a margin ranging from 0.00% to 0.75%. In each case, the actual margin is determined based on the Company's credit ratings in effect from time to time. The credit agreement includes an accordion feature allowing the revolving credit facility or the term loan facility to be increased to an aggregate amount not to exceed $1.75 billion, subject to certain conditions. The revolving credit facility matures on June 30, 2021, with two six-month extension options at the Operating Partnership's election upon payment of an extension fee, and the term loan facility matures on June 30, 2022. No amortization payments are required on the term loan facility prior to the maturity date.

Asset-backed Securitizations

May 2014 Securitization

In May 2014, we completed a private securitization transaction (the "2014-SFR1 securitization") in which a newly-formed special purpose entity (the "2014-SFR1 Borrower") entered into a loan with a third-party lender (the "2014-SFR1 Lender") for $481.0 million represented by a promissory note. In addition, the Operating Partnership entered into an interest rate cap agreement for the initial two-year term of the loan, with a LIBOR based strike rate equal to 3.85%. The 2014-SFR1 Borrower under the loan was wholly owned by another special purpose entity (the "2014-SFR1 Equity Owner") and the 2014-SFR1 Equity Owner was wholly owned by the Operating Partnership. The loan was a two-year, floating rate loan, comprised of six floating rate components computed monthly based on 1-month LIBOR for each interest period plus a fixed component spread for each of the six components resulting in a duration-weighted blended interest rate of LIBOR plus 1.54%, subject to a LIBOR floor of 0.25%. The note required monthly payments of interest together with principal payments representing one-twelfth of one percent of the original principal amount.

The loan included three, 12-month extensions at the 2014-SFR1 Borrower's option, resulting in a fully extended maturity date of June 9, 2019, provided that there was no event of default under the loan agreement, the 2014-SFR1 Borrower obtained a replacement interest rate cap agreement in a form reasonably acceptable to the 2014-SFR1 Lender and the 2014-SFR1 Borrower complied with the other terms set forth in the loan agreement.

The note was immediately transferred by the 2014-SFR1 Lender to a subsidiary of the Operating Partnership and then to a Real Estate Mortgage Investment Conduit ("REMIC") trust in exchange for seven classes of single-family rental pass-through certificates that represented all of the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $481.0 million, before issuance costs of $14.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility. The principal amount of each class of certificates corresponded to the corresponding principal amount of the loan components with an additional class to hold the residual REMIC interest.

The loan was originally secured by first priority mortgages on a pool of 3,852 single-family residential properties transferred to the 2014-SFR1 Borrower from the Operating Partnership's portfolio of properties. During the year ended December 31, 2016, the Operating Partnership sold 47 single-family homes from the pool of single-family homes and had two that were disqualified for a total release price of $14.5 million, which was used to pay down the principal balance on the note and also reduced the pool of 3,852 single-family homes set as collateral to 3,803 single-family homes. The 2014-SFR1 Borrower's homes were substantially similar to the other properties owned by the Operating Partnership and were leased to tenants underwritten on substantially the same basis as the tenants in the Operating Partnership's other properties. During the duration of the loan, the 2014-SFR1 Borrower's properties could not generally be transferred, sold or otherwise securitized, the Operating Partnership could substitute properties only if a property owned by the 2014-SFR1 Borrower became a disqualified property under the terms of the loan, and the 2014-SFR1 Borrower was limited in its ability to incur any additional indebtedness.

The loan was also secured by a security interest in all of the 2014-SFR1 Borrower's personal property and a pledge of all of the assets of the 2014-SFR1 Equity Owner, including a security interest in its membership interest in the 2014-SFR1 Borrower. The Operating Partnership provided a limited guaranty (i) for certain losses arising out of designated acts of intentional misconduct and (ii) for the principal amount of the loan and all other obligations under the loan agreement in the event of insolvency or bankruptcy proceedings.

The loan agreement provided that the 2014-SFR1 Borrower maintain covenants typical for securitization transactions including establishing and maintaining a cash management account controlled by the 2014-SFR1 Lender to collect all rents and cash generated by the 2014-SFR1 Borrower's properties. In the absence of an event of default, the 2014-SFR1 Borrower would receive any excess cash after payment of monthly interest, principal and property related expenses. Upon the occurrence of an event of default under the loan or if the 2014-SFR1 Borrower did not maintain a debt yield (net cash flow divided by the outstanding principal balance of the loan) on the portfolio of at least 6.68%, the 2014-SFR1 Lender could transfer the excess cash to an account and apply any funds in such account as the 2014-SFR1 Lender elects, including to prepay principal and pay any amounts due under the loan. The 2014-SFR1 Lender could also foreclose on its security interests, in limited circumstances could enforce the Company's guaranty and could appoint a new property manager. As of December 31, 2016, the Operating Partnership was in compliance with all covenants under the loan agreement.

The Operating Partnership accounted for the transfer of the note from its subsidiary to the trust as a sale under Accounting Standards Codification ("ASC") 860, Transfers and Servicing, with no resulting gain or loss as the note was both originated by the third-party lender and immediately transferred at the same fair market value. The Operating Partnership also evaluated and did not identify any variable interests in the trust. Accordingly, the Operating Partnership consolidated, at historical cost basis, the 3,803 homes placed as collateral for the note. The principal balance outstanding on the note was $456.1 million and $473.8 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 3,803 homes and 3,852 homes set as collateral had a net book value of $575.4 million and $606.9 million as of December 31, 2016 and 2015, respectively.

The interest rate cap agreement entered into as part of the securitization transaction was formally designated as a cash flow hedge at inception and was regularly assessed for effectiveness on an ongoing basis. During the year ended December 31, 2016, the Operating Partnership's interest rate cap agreement was 100% effective as a cash flow hedge and, as a result, changes in fair value were classified in accumulated other comprehensive income or loss. These amounts were subsequently reclassified into earnings in the period in which the hedged transaction affected earnings. The fair value of the interest rate cap agreement was estimated to be zero as of December 31, 2016.

Subsequent to year-end, during the second quarter of 2017, the Operating Partnership paid off the outstanding principal on the 2014-SFR1 securitization of approximately $455.4 million using proceeds from Class A common units issued in the first quarter of 2017 and available cash, which resulted in $6.6 million of charges primarily related to the write-off of unamortized deferred financing costs. The payoff of the 2014-SFR1 securitization also resulted in the release of the 3,799 homes pledged as collateral and $9.4 million of restricted cash for lender requirements.

September 2014 Securitization

In September 2014, we completed our second securitization transaction (the "2014-SFR2 securitization"), which was structured substantially similar to the 2014-SFR1 securitization. The principal differences from the 2014-SFR1 securitization are: (1) the loan is a fixed rate loan for $513.3 million with a 10 year term, maturity date of October 9, 2024, and a duration-adjusted weighted-average interest rate of 4.42%, (2) no interest rate cap agreement was part of the transaction, (3) the loan was originally secured by first priority mortgages on a portfolio of 4,487 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (4) in lieu of a debt yield requirement, the loan agreement provides that if the borrower does not maintain a debt service coverage ratio of at least 1.20 to 1.00, the lender may transfer cash to an account from which the lender may apply funds as it elects, including prepayment of the loan and principal. During the year ended December 31, 2016, the Operating Partnership had three single-family homes that were disqualified for a total release price of $0.4 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,487 single-family homes set as collateral to 4,484 single-family homes. The loan agreement defines the debt service coverage ratio as of any determination date as a ratio in which the numerator is the net cash flow (as defined in the loan agreement) divided by the aggregate debt service for the 12-month period following the date of determination. Also, in addition to the single-family rental pass-through certificates sold to third parties, AH4R acquired all of the Class F certificates, which bear no interest, for $25.7 million. Gross proceeds to the Operating Partnership from the 2014-SFR2 securitization were $513.3 million, before issuance costs of $12.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes.

The Operating Partnership has accounted for the transfer of the 2014-SFR2 securitization promissory note to the trust as a sale under ASC 860 with no resulting gain or loss as the note was both originated by the third-party lender and immediately transferred at the same fair market value. The Operating Partnership has also evaluated AH4R's purchased Class F certificates as a variable interest in the trust and has concluded that the Class F certificates will not absorb a majority of the trust's expected losses or receive a majority of the trust's expected residual returns. Additionally, the Operating Partnership has concluded that the Class F certificates do not provide the Company with any ability to direct activities that could impact the trust's economic performance. Accordingly, the Operating Partnership does not consolidate the trust and continues to consolidate, at historical cost basis, the 4,484 homes placed as collateral for the note. The principal balance outstanding on the note was $501.8 million and $507.3 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. Separately, the $25.7 million of Class F certificates purchased by AH4R have been reflected as amounts due from affiliates in the Operating Partnership's consolidated balance sheets since AH4R has not funded the costs of the certificates. The 4,484 homes and

4,487 homes set as collateral had a net book value of $650.2 million and $672.3 million as of December 31, 2016 and 2015, respectively.

November 2014 Securitization

In November 2014, we completed our third securitization transaction (the "2014-SFR3 securitization"), which was structured substantially similar to the 2014-SFR2 securitization. The principal differences from the 2014-SFR2 securitization are: (1) the loan is a fixed rate loan for $528.4 million with a 10 year term, maturity date of December 9, 2024, and a duration-adjusted weighted-average interest rate of 4.40%, (2) the loan is secured by first priority mortgages on a portfolio of 4,503 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (3) AH4R did not acquire any of the certificates associated with this transaction. Gross proceeds to the Operating Partnership from the 2014-SFR3 securitization were $528.4 million, before issuance costs of $12.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,503 homes placed as collateral for the note. The principal balance outstanding on the note was $517.8 million and $523.1 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,503 homes set as collateral had a net book value of $706.3 million and $729.8 million as of December 31, 2016 and 2015, respectively.

March 2015 Securitization

In March 2015, we completed our fourth securitization transaction (the “2015-SFR1 securitization”), which was structured substantially similar to the 2014-SFR3 securitization. The principal differences from the 2014-SFR3 securitization are: (1) the loan is a fixed-rate loan for $552.8 million with a 30-year term, maturity date of April 9, 2045, and a duration-adjusted weighted-average interest rate of 4.14%, (2) the loan was originally secured by first priority mortgages on a pool of 4,661 single-family residential properties owned by the Borrower, a subsidiary of the Operating Partnership and (3) the loan has an anticipated repayment date of April 9, 2025. During the year ended December 31, 2016, the Operating Partnership had one single-family home that was disqualified for a total release price of $0.1 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,661 single-family homes set as collateral to 4,660 single-family homes. The note was immediately transferred by the third-party lender to a subsidiary of the Operating Partnership and then to a REMIC trust in exchange for eight classes of single-family rental pass-through certificates representing all of the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $552.8 million, before issuance costs of $13.3 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,660 homes placed as collateral for the note. The principal balance outstanding on the note was $543.5 million and $549.1 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,660 homes and 4,661 homes set as collateral had a net book value of $710.8 million and $735.0 million as of December 31, 2016 and 2015, respectively.

September 2015 Securitization

In September 2015, we completed our fifth securitization transaction (the “2015-SFR2 securitization”), which was structured substantially similar to the 2015-SFR1 securitization. The principal differences from the 2015-SFR1 securitization are: (1) the loan is a fixed-rate loan for $477.7 million with a 30 year term, maturity date of October 9, 2045, and a duration-adjusted weighted-average interest rate of 4.36%, (2) the loan was originally secured by first priority mortgages on a portfolio of 4,125 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (3) the loan has an anticipated repayment date of October 9, 2025. During the year ended December 31, 2016, the Operating Partnership had one single-family home that was disqualified for a total release price of $0.1 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,125 single-family homes set as collateral to 4,124 single-family homes. The note was immediately transferred by the third-party lender to a subsidiary of the Operating Partnership and then to a REMIC trust in exchange for seven classes of single-family rental pass-through certificates representing all the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $477.7 million, before issuance costs of $11.3 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,124 homes placed as collateral for the note. The principal balance outstanding on the note was $472.0 million and $476.9 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,124 homes and 4,125 homes set as collateral had a net book value of $658.8 million and $681.4 million as of December 31, 2016 and 2015, respectively.

ARP 2014-SFR1 Securitization

In connection with the ARPI Merger on February 29, 2016, the Operating Partnership assumed a securitization loan (the "ARP 2014-SFR1 securitization”), which involved the issuance and sale of single-family rental pass-through certificates that represent beneficial ownership interests in a loan secured by 2,875 homes held by a special purpose entity, ARP 2014-SFR1 Borrower, LLC (the “ARP 2014-SFR1 Borrower”). The ARP 2014-SFR1 Borrower under the loan was wholly owned by another special purpose entity (the “ARP 2014-SFR1 Equity Owner”) and the ARP 2014-SFR1 Equity Owner was wholly owned by the Operating Partnership. The loan, at the time of its origination by ARPI in August 2014, had an original principal amount of $342.2 million and an initial term of two years, with three, 12-month extension options, resulting in a fully extended maturity date of September 9, 2019. It was comprised of six floating rate components computed monthly based on 1-month LIBOR for each interest period plus a fixed component spread for each of the six components resulting in an effective weighted-average interest rate of 1-month LIBOR plus 2.11%. Interest on the loan was paid monthly. In September 2016, the Operating Partnership paid off the ARP 2014-SFR1 asset-backed securitization using available cash and borrowings from our credit facilities, which resulted in a $10.7 million loss on early extinguishment of debt related to the write-off of the discount on the securitization. The payoff of the ARP 2014-SFR1 asset-backed securitization resulted in the release of the 2,875 collateralized homes and $10.1 million of restricted cash for lender requirements.

Exchangeable Senior Notes, Net

In connection with the ARPI Merger on February 29, 2016, the Operating Partnership assumed 3.25% exchangeable senior notes due 2018 that have a $115.0 million aggregate principal amount and a fair value at assumption of $112.3 million. The exchangeable senior notes are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other existing and future senior unsecured indebtedness of the Operating Partnership. Interest is payable in arrears on May 15 and November 15 of each year, beginning May 15, 2016, until the maturity date of November 15, 2018. The Operating Partnership’s obligations under the exchangeable senior notes are fully and unconditionally guaranteed by the Company. The exchangeable senior notes bear interest at a rate of 3.25% per annum and contain an exchange settlement feature, which provides that the exchangeable senior notes may, under certain circumstances, be exchangeable for cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, at the option of the Operating Partnership, based on an initial exchange rate of 46.9423 shares of ARPI's common stock per $1,000 principal amount of the notes. Settlements for cash will be paid for by the Operating Partnership, while settlements for the Company's Class A common shares will be issued by AH4R with the Operating Partnership issuing an equivalent number of Class A units to AH4R. The adjusted initial exchange rate would be 53.2795 shares of the Company's common stock per $1,000 principal amount of the notes, based on the 1.135 exchange ratio of ARPI shares to the Company's shares resulting from the ARPI Merger. The current exchange rate as of December 31, 2016, was 54.7701 shares of the Company's common stock per $1,000 principal amount of the notes. The exchange rate is adjusted based on the Company's common share price and distributions to common shareholders. The exchangeable senior notes will be exchangeable for the Company's common shares based on certain triggering events.

The fair value of the exchangeable senior notes, which was calculated using a binomial lattice model at the time of assumption, was $112.3 million, which represents the $115.0 million face value less a discount of $2.7 million, which will be amortized using the effective interest method over the term of the notes. The amount recorded to exchangeable senior notes, net at the time of assumption was $105.3 million, which represents the fair value of $112.3 million, less the fair value of the exchange settlement feature of the notes of $7.0 million, which was calculated using a straight-debt rate of 6.7% at the time of assumption. The fair value of the exchange settlement feature was recorded in general partner's common capital and will be amortized using the effective interest method over the term of the notes.

As of December 31, 2016, the exchangeable senior notes, net had a balance of $108.1 million in the consolidated balance sheets, which was net of an unamortized discount of $1.9 million and $5.0 million of unamortized fair value of the exchange settlement feature, which was included in general partner's common capital within the consolidated balance sheets.

Secured Note Payable

In December 2014, as part of the Ellington Portfolio Acquisition, the Operating Partnership assumed a $51.6 million secured note payable. The debt consists of a 5-year note payable, which is secured by a first priority mortgage on 583 of the homes acquired as part of the Ellington Portfolio Acquisition, bears interest at 4.06%, matures on July 1, 2019, and contains certain required covenants, including a minimum debt service coverage ratio of 1.47 to 1.00. As of December 31, 2016 and 2015, the secured note payable had a balance of $49.8 million and $50.8 million, respectively, in the consolidated balance sheets.

Transactions with AH LLC

45 Property Acquisition

On December 12, 2014, the Company and the Operating Partnership entered into a contribution agreement with AH LLC, pursuant to which AH LLC contributed to the Operating Partnership all of AH LLC's interest in 45 properties owned by AH LLC. The value of the properties was determined by broker price opinions prepared by independent third parties. In exchange for the properties, the Operating Partnership issued to AH LLC 653,378 Class A units valued at $17.11 per unit, the closing price on the NYSE for the

Company's Class A common shares on December 11, 2014. The Class A units owned by AH LLC were distributed to its individual members when AH LLC was liquidated in August 2016.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements.

Contractual Obligations

Contractual obligations as of December 31, 2016, consisted of the following (in thousands):

		Payments by Period
	Total	2017	2018 - 2019	2020 - 2021	Thereafter
Term loan facility (1)	$325,000	$—	$—	$325,000	$—
Asset-backed securitizations (2)	2,491,234	20,714	497,502	41,428	1,931,590
Exchangeable senior notes (3)	115,000	—	115,000	—	—
Secured note payable	49,828	969	48,859	—	—
Operating lease obligations	2,254	735	1,102	417	—
Purchase obligations (4)	41,711	41,711	—	—	—
Total	$3,025,027	$64,129	$662,463	$366,845	$1,931,590

(1)	Represents outstanding borrowings against the term loan facility, which excludes $3.3 million of unamortized deferred financing costs related to the term loan facility.

(2)
Represents the aggregate outstanding principal amounts on the asset-backed securitizations, which excludes $48.4 million of unamortized deferred financing costs related to the asset-backed securitizations.

(3)	Represents the face amount of the exchangeable senior notes, which excludes a $1.9 million unamortized discount and the $5.0 million equity component of the exchangeable senior notes.

(4)	Represents commitments to acquire 203 single-family properties.

Critical Accounting Policies and Estimates

Our discussion and analysis of our historical financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could ultimately differ from these estimates. Listed below are those policies that management believes are critical and require the use of judgment in their application. There are other items within the financial statements that require estimation, but they are not considered critical as they do not require significant judgment or are immaterial.

Consolidation

The consolidated financial statements include the accounts of the Operating Partnership and its consolidated subsidiaries. Intercompany accounts and transactions have been eliminated. The Operating Partnership consolidates real estate partnerships and other entities that are not variable interest entities ("VIEs") when it owns, directly or indirectly, a majority interest in the entity or is otherwise able to control the entity. The Operating Partnership consolidates VIEs in accordance with ASC 810, Consolidation, if it is the primary beneficiary of the VIE as determined by its power to direct the VIE's activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. Entities for which the Operating Partnership owns an interest, but does not consolidate, are accounted for under the equity method of accounting as an investment in unconsolidated subsidiary and are included in escrow deposits, prepaid expenses and other assets within the consolidated balance sheets. Ownership interests in certain consolidated subsidiaries of the Operating Partnership held by outside parties are included in noncontrolling interest in the consolidated financial statements.

Investments in Real Estate

Transactions in which single-family properties purchased are not subject to an existing lease are treated as asset acquisitions and, as such, are recorded at their purchase price, including acquisition costs, which is allocated to land and building based upon their relative fair values at the date of acquisition. Single-family properties that are acquired either subject to an existing lease or as part of a portfolio level transaction are treated as a business combination under ASC 805, Business Combinations, and, as such, are recorded at fair value, allocated to land, building and the existing lease, if applicable, based upon their fair values at the date of acquisition, with acquisition fees and other costs expensed as incurred. Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Operating Partnership utilizes its own market knowledge and published market data. In this regard, the Operating Partnership also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building. The Operating Partnership generally engages a third-party valuation specialist to assist management in the determination of fair value for purposes of allocating the purchase price of properties acquired as part of portfolio level transactions.

The value of acquired lease-related intangibles is estimated based upon the costs we would have incurred to lease the property under similar terms. Such costs are capitalized and amortized over the remaining life of the lease. Acquired leases are generally short-term in nature (less than one year).

The nature of our business requires that in certain circumstances we acquire single-family properties subject to existing liens. Liens that we expect to be extinguished in cash are estimated and accrued for on the date of acquisition and recorded as a cost of the property.

We incur costs to prepare our acquired properties for rental. These costs, along with related holding costs, are capitalized to the cost of the property during the period the property is undergoing activities to prepare it for its intended use. We capitalize interest costs as a cost of the property only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest costs have been incurred. Upon completion of the renovation of our properties, all costs of operations, including repairs and maintenance, are expensed as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment periodically or whenever events or circumstances indicate that their carrying amount may not be recoverable. Significant indicators of impairment may include, but are not limited to, declines in home values, rental rates and occupancy percentages, as well as significant changes in the economy. If an impairment indicator exists, we compare the expected future undiscounted cash flows against the net carrying amount. If the sum of the estimated undiscounted cash flows is less than the net carrying amount, we record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. No material impairments have been recorded since the inception of the Operating Partnership.

Goodwill

Goodwill represents the fair value in excess of the tangible and separately identifiable intangible assets that were acquired in connection with the internalization of the Company's management function, including all administrative, financial, property management, marketing and leasing personnel, including executive management, in 2013. Goodwill has an indefinite life and is therefore not amortized. We analyze goodwill for impairment on an annual basis pursuant to ASC 350, Intangibles—Goodwill and Other, which permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. This qualitative assessment requires judgment to be applied in evaluating the effects of multiple factors, including actual and projected financial performance of the reporting unit, industry and market conditions, macroeconomic conditions, and other relevant entity specific events. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Impairment charges, if any, are recognized in operating results. No goodwill impairment was recorded during the years ended December 31, 2016, 2015 and 2014. Additionally, the Operating Partnership allocated a portion of goodwill to the carrying values of our leased properties sold, calculated as the sales price of the leased property over the fair value of the Operating Partnership's total portfolio of single-family properties, which resulted in a reduction to the gain on sale of the property. The amount of goodwill allocated to leased properties sold during the year ended December 31, 2016, was $0.4 million, which reduced goodwill to $120.3 million as of December 31, 2016, compared to $120.7 million as of December 31, 2015.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of tenants to make required rent or other payments. This allowance is estimated based on, among other considerations, payment histories, overall delinquencies and available security deposits.

Revenue and Expense Recognition

We lease single-family properties that we own directly to tenants who occupy the properties under operating leases, generally, with a term of one year. Rental revenue, net of any concessions, is recognized on a straight-line basis over the term of the lease, which is not materially different than if it were recorded when due from tenants and recognized monthly as it is earned.

We accrue for property taxes and HOA assessments based on amounts billed, and, in some circumstances, estimates and historical trends when bills or assessments are not available. If these estimates are not correct, the timing and amount of expenses recorded could be incorrect.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between two willing parties. The carrying amount of rent and other receivables, restricted cash, escrow deposits, prepaid expenses and other assets, and accounts payable and accrued expenses approximate fair value because of the short maturity of these amounts. The Operating Partnership's credit facilities, secured note payable, exchangeable senior notes and asset-backed securitizations are also financial instruments whose fair values were estimated based on market quotes for comparable instruments or discounted cash flow analysis based on timing of future cash flows, market rates and credit spreads. The Operating Partnership's interest rate cap agreement and preferred units derivative liability were the only financial instruments recorded at fair value on a recurring basis within our consolidated financial statements as of December 31, 2016.

Income Taxes

We believe that the Operating Partnership is properly treated as a partnership for federal income tax purposes. As a partnership, the Operating Partnership is not subject to federal income tax on our income. Instead, each of our partners, including AH4R, is allocated, and may be required to pay tax with respect to, its share of the Operating Partnership’s income. As such, no provision for federal income taxes has been included for the Operating Partnership.

The Company has elected to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code"), which commenced with its taxable year ended December 31, 2012. The Company believes that it has operated, and continues to operate, in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, the Company will not be subject to federal income tax, provided that it qualifies as a REIT and its distributions to its shareholders equal or exceed its REIT taxable income.

However, qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code, including tests related to the percentage of income that the Company earns from specified sources and the percentage of its earnings that it distributes to its shareholders. Accordingly, no assurance can be given that the Company will continue to be organized or be able to operate in a manner so as to remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company's income would be subject to U.S. federal income tax and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates, and the Company would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which it failed to qualify. Even if the Company qualifies as a REIT, it may be subject to certain state or local income and capital taxes and U.S. federal income and excise taxes on its undistributed taxable income, if any. The Company's taxable REIT subsidiaries ("TRSs") will be subject to federal, state and local taxes on their income at regular corporate rates.

ASC 740-10, Income Taxes, requires recognition of deferred tax assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes tax benefits of uncertain tax positions only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full authority of all relevant information. The measurement of a tax benefit for an uncertain tax position that meets the "more likely than not" threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority having full knowledge of all the relevant information. As of December 31, 2016, there were no deferred tax assets and liabilities or unrecognized tax benefits recorded by the Company. The Company does not anticipate a significant change in unrecognized tax benefits within the next 12 months.

Additional Non-GAAP Measures

EBITDA / Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us and others as a supplemental measure of performance. Adjusted EBITDA is a supplemental non-GAAP financial measure calculated by adjusting EBITDA for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) net gain or loss on sales / impairment of single-family properties and other, (3) noncash share-based compensation expense, (4) gain or loss on early extinguishment of debt, (5) gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and participating preferred units derivative liability to fair value. We consider Adjusted EBITDA to be a meaningful financial measure of operating performance because it excludes the impact of various income and expense items that are not indicative of operating performance.

The following is a reconciliation of net loss attributable to common unitholders, determined in accordance with GAAP, to EBITDA and Adjusted EBITDA for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Net loss attributable to common unitholders	$(39,959)	$(90,279)	$(71,612)
Income allocated to Series C and D limited partners	10,730	20,212	19,855
Preferred distributions	40,237	22,276	18,928
Noncontrolling interest	(562)	(157)	(263)
Net income (loss)	10,446	(47,948)	(33,092)
Interest expense	130,847	89,413	19,881
Depreciation and amortization	298,677	242,848	165,516
EBITDA	$439,970	$284,313	$152,305

Noncash share-based compensation - general and administrative	2,076	1,961	1,616
Noncash share-based compensation - property management	1,560	1,164	970
Acquisition fees and costs expensed	11,443	19,577	22,386
Net (gain) loss on sale / impairment of single-family properties and other	(9,599)	—	—
Loss on early extinguishment of debt	13,408	—	—
Gain on conversion of Series E units	(11,463)	—	—
Remeasurement of Series E units	—	(2,100)	5,119
Remeasurement of participating preferred units	7,020	4,830	6,158
Adjusted EBITDA	$454,415	$309,745	$188,554